United States
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G


     INFORMATION STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)


                            eLEC Communications Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    829639103
                                    ---------
                                 (CUSIP Number)

--------------------------------------------------------------------------------

                                December 19, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         | | Rule 13d-1(b)
         |X| Rule 13d-1(c)
         | | Rule 13d-1(d)
-----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                               Page 1 of 5 Pages

CUSIP NO. 859727109                                            Page 2 of 5 Pages
-------------------                                            -----------------


================================================================================
1.  NAME OF REPORTING PERSON               Geils Ventures LLC (IRS#: 59-3683402)
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


--------------------------------------------------------------------------------
2.  CHECK THE APPROPORIATE BOX IF A MEMBER OF A GROUP*
                                             (a) | |
                                             (b) | |

--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Florida

--------------------------------------------------------------------------------
                            5. SOLE VOTING POWER
                                    890,350
    NUMBER OF SHARES       -----------------------------------------------------

  BENEFICIALLY OWNED BY     6. SHARED VOTING POWER
                                     N/A
                           -----------------------------------------------------
     EACH REPORTING         7. SOLE DISPOSITIVE POWER
                                     890,350
                           -----------------------------------------------------
      PERSON WITH           8. SHARED DISPOSITIVE POWER
                                      N/A
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      890,350
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*                                                               [ ]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTEND BY AMOUNT OF ROW 9
                                     6.439%

--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

                         OO (limited liability company)
==============================================================================


                       SEE INSTRUCTION BEFORE FILLING OUT!

--------
1 The shareholder disclaims all beneficial ownership of all of the shares.

CUSIP NO. 859727109                                            Page 3 of 5 Pages
-------------------                                            -----------------
Item 1(a).  Name of Issuer:

            eLEC Communications Corp.


Item 1(b).  Address of Issuer's Principal Executive Offices:

            509 Westport Avenue
            Norwalk, CT 06851


Item 2(a).  Name of Person Filing:

            Geils Ventures LLC


Item 2(b).  Address of Principal Business Office or, if None, Residence:

            54 Danbury Road
            Suite #318
            Ridgefield, CT 06877


Item 2(c).  Citizenship:

            Florida


Item 2(d).  Title of Class of Securities:

            Common Stock, $.10 par value


Item 2(e).  CUSIP Number:

            829639103


Item 3.     If this statement is filed pursuant to Rules
            13d-1(b), or 13d-2(b) check whether the person filling is a:

            Not applicable.

CUSIP NO. 859727109                                            Page 4 of 5 Pages
-------------------                                            -----------------

Item 4.     Ownership.

            (a)      Amount beneficially owned:890,350
                                               -------
            (b)      Percent of class:6.439%
                                      ------
            (c)      Number of shares as to which such person has:
            (i)      Sole power to vote or to direct the vote
                                       890,350,
                                       -------
            (ii)     Shared power to vote or to direct the vote
                                         N/A,
                                         ---
            (iii)    Sole power to dispose or to direct the disposition of
                                       890,350,
                                       -------
            (iv)     Shared power to dispose or to direct the disposition of
                                         N/A,
                                         ---

Item 5.    Ownership of Five Percent or Less of a Class:

                                 Not applicable


Item 6.     Ownership of More than Five Percent on Behalf of Another
            Person:

                                 Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
            Company:

                                 Not applicable.


Item 8.     Identification and Classification of Members of the Group:

                                 Not applicable.


Item 9.     Notice of Dissolution of Group:

                                 Not applicable.


Item 10.    Certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 859727109                                            Page 5 of 5 Pages
-------------------                                            -----------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED: January 9, 2001

                                                        GEILS VENTURES, LLC


                                                        /s/ Alexander Minella
                                                        -----------------------
                                                        NAME: Alexander Minella
                                                        TITLE: Member